Exhibit 99.1

December 31, 2023

Mr. Christopher McCann

Dear Chris:

By this letter (this “Appointment Letter”), 1-800-FLOWERS.COM, Inc. (the “Company”) is pleased to continue your employment after the end of your leave of absence on December 31, 2023, subject to the terms set forth in your Employment Agreement, dated July 4, 2016 (the “Employment Agreement”), and the additional terms stated below, effective as of January 1, 2024.

You will continue to be employed by the Company and to serve as a Board member of the Company, and as an officer and board member of various subsidiaries of the Company on which you currently serve, and dedicate the time needed to reasonably perform these duties, pursuant to the terms and conditions set forth in the Employment Agreement, which shall remain in full force and effect except as modified herein, including, but not limited to (i) any potential severance payment pursuant to Section 11.(a)(i)(A) of the Employment Agreement, and (ii) medical and health insurance pursuant to Section 11.(a)(ii) of the Employment Agreement. Notwithstanding any provision in this Appointment Letter, the amount of any severance payment pursuant to such Section 11.(a)(i)(A) will continue to be calculated based on the minimum annual salary of $775,000 set forth in Section 4 of the Employment Agreement.

Terms not defined in this Appointment Letter will have the meaning given to them in the Employment Agreement. For the avoidance of doubt, you agree that you will not have the right to terminate your employment for Good Reason based on the terms of this Appointment Letter and that this change in position shall not be deemed a voluntary resignation, nor shall it be considered grounds for the Company to claim a “Good Cause” termination, pursuant to the Employment Agreement.

Effective as of January 1, 2024, in lieu of payment of the Base Salary set forth in Section 4 of the Employment Agreement, your salary will be $125,000 per annum, which shall be comprised of (i) $50,000 cash compensation payable in accordance with the ordinary payroll practices of the Company, and (ii) an annual grant, commencing in December 2024, consisting of the number of restricted shares of Class A Common Stock having a value on the grant date equal to $75,000, determined based on the closing price on the NASDAQ of the Class A Common Stock on the grant date with a one (1) year vesting period. In addition, you will be eligible for additional compensation for special projects that may be assigned to and accepted by you, which compensation will be determined at the time of such assignment and acceptance.

Other than as set forth above, you will not be eligible to participate in the Bonus Arrangements set forth in Section 5.(a) of the Employment Agreement or the Long Term Incentive Plan as set forth in Section 5.(b) of the Employment Agreement, effective as of January 1, 2024.

This Appointment Letter shall modify your Resignation Letter, dated June 29, 2023. Nothing in this Appointment Letter or the Employment Agreement shall be construed or deemed to interfere with any protected right to communicate directly with and provide Confidential Information not otherwise protected from disclosure by any applicable law or privilege, to any regulator or any other national, federal, state, or local governmental agencies or commissions regarding possible violations of law or regulation.

Please acknowledge your acceptance of and agreement to this offer by executing this Appointment Letter in the space indicated below.

Very truly yours,

1-800-FLOWERS.COM, Inc.

By:	/s/ Faeth Bradley
Name: Faeth Bradley
Title: CHRO

/s/ Christopher G. McCann
Name: Mr. Christopher McCann